Execution Copy

                              EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT ("Agreement") dated as of July 26, 2007 between Scottish Re (U.S.), Inc. (the "Company") and Meredith Ratajczak (the "Employee") (together, the "Parties").

          WHEREAS, the Parties wish to establish the terms of Employee's continued employment with the Company.

          Accordingly, the Parties agree as follows:

          1. Employment and Acceptance. The Company shall employ the Employee, and Employee shall accept employment, subject to the terms of this Agreement, on May 7, 2007 (the "Effective Date").

          2. Term. Subject to earlier termination pursuant to Section 5 of this Agreement, this Agreement and the employment relationship hereunder shall continue from the Effective Date until the second anniversary of the Effective Date and shall renew for two (2) year intervals thereafter unless either party shall have given at least sixty (60) days advanced written notice to the other that it does not wish to extend the Term. As used in this Agreement, the "Term" shall refer to the period beginning on the Effective Date and ending on the date the Employee's employment terminates in accordance with this Section 2 or
Section 5, including all renewal intervals. In the event of the Employee's termination of employment during the Term, the Company's obligation to continue to pay all base salary, as adjusted, bonus and other benefits then accrued shall terminate except as may be provided for in Section 5 of this Agreement.

               2.1 Change of Control. In the event of a Change of Control of the Company (as defined below) during the Term, the Term shall renew for a two
(2) year period following the date of the Change of Control, and subsequent renewal periods shall begin (unless notice of non-renewal is provided) from the second anniversary of such Change of Control. For purposes of this sub-paragraph, "Change of Control" means:

               (a) The acquisition by any person, or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, of beneficial ownership of more than fifty percent (50%) of the then outstanding shares of voting stock of the Company;

               (b) Consummation of a reorganization, merger, consolidation or sale, or other disposition of all or substantially all of the Company's assets, not including transactions where the previous owners of fifty percent (50%) or more of the Company's voting stock continue to own a majority of the voting securities of the surviving entity or assets of the Company; or

               (c) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          3.   Duties and Title.

               3.1 Title. The Company shall employ the Employee to render exclusive and full-time services to the Company and its subsidiaries. The Employee shall serve in the capacity of Executive Vice President, Chief Actuary, and shall report directly to the Chief Executive Officer of North American Operations of the Company. The Employee shall also serve during the Term in executive positions for one or more of the Company's subsidiaries and affiliates for no additional consideration.

               3.2 Duties. The Employee will have such authority and responsibilities and will perform such executive duties as are customarily performed by an Executive Vice President, Chief Actuary of a company in similar lines of business as the Company and its subsidiaries or as may be assigned to Employee by the Global Chief Executive Officer, the Chief executive Officer of North American Operations or the Board of Directors of the Company (the "Board"). The Employee will devote all her full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries.

               3.3 Location. The Employee shall perform her full-time services to the Company and its subsidiaries in the Company's Charlotte, NC office; provided that the Employee shall be required to travel as necessary to perform her duties hereunder.

          4. Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company shall provide the Employee the following during the Term:

               4.1 Base Salary. During the first year of the Term, the Company agrees to pay to the Employee an annual base salary of $375,000, payable in accordance with the customary payroll practices of the Company ("Base Salary"). For the second year of the initial two year Term and in each renewal year, at the Company's discretion, Employee may receive an increase in Base Salary.

               4.2 Bonuses. During the Term, the Employee shall be eligible to receive an annual bonus ("Bonus") under a plan established by the Company in the amount determined by the Board based upon achievement of performance measures established by the Company and approved by the Board. The Employee's target bonus shall be seventy five percent (75%) of Base Salary. Notwithstanding the foregoing, for each of the calendar years ending on December 31, 2007 and December 31, 2008, Employee shall receive a Bonus of not less than fifty percent (50%) of her then current Base Salary. The Employee's Bonus shall be payable at such times and in the manner consistent with the Company's policies regarding compensation of executive employees. In addition, the Company may pay the Employee such other bonuses as it may establish within its sole discretion.

               4.3 Signing Bonus. Prior to the date hereof, the Company has paid to the Employee a one-time, lump-sum payment in the amount of $137,500 (the "Signing Bonus"). If the Employee's employment with the Company is terminated
(x) by the Company for Cause or (y) by the Employee without Good Reason within one (1) year of the Effective Date, the Employee agrees to return the entire amount of the Signing Bonus to the Company.


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

               4.4 Participation in Employee Benefit Plans. The Employee shall be entitled during the Term, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company, which may be available to other senior executives of the Company, including, but not limited to any supplemental health insurance program offered to other senior executives of the Company. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Employee's consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other executives of the Company.

               4.5 Equity Compensation. During the Term, the Employee shall be eligible to participate in the 2007 Scottish Re Group Limited Stock Option Plan, an equity incentive compensation plan established by an affiliate of the Company (the "Equity Incentive Plan"), pursuant to the terms of the Equity Incentive Plan and any applicable agreements thereunder as determined from time to time by the Board. The Employee shall receive an initial grant of the option to purchase 225,000 ordinary shares of an affiliate of the Company (the "Initial Grant") pursuant to the terms of the Equity Incentive Plan and any applicable agreements thereunder.

               4.6 Expense Reimbursement. During the Term, the Employee shall be entitled to receive reimbursement for all appropriate business expenses incurred by her in connection with her duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

               4.7 Legal Fees. The Company shall pay or reimburse the Employee for all reasonable attorneys' fees and costs (not to exceed $10,000) incurred by the Employee in connection with advice pertaining to and the negotiation of this Agreement, upon presentation to the Company of bills for such services and such other supporting information as the Company may reasonably require.

          5.   Termination of Employment.

               5.1 By the Company for Cause or by the Employee Without Good Reason or Due to Death or Disability. If: (i) the Employee's employment terminates due to her death; (ii) the Company terminates the Employee's employment with the Company for Cause (as defined below); (iii) the Company terminates the Employee's employment with the Company due to the Employee's Disability (as defined below); or (iv) Employee terminates her employment without Good Reason (as defined below), provided that the Employee shall be required to give the Company at least sixty (60) days prior written notice of such termination, the Employee or the Employee's legal representatives (as appropriate), shall be entitled to receive the following (the "Accrued Benefits"):

                    (a) the Employee's accrued but unpaid Base Salary and benefits set forth in Sections 4.1 and 4.4, if any, to the date of termination;

                    (b) the unpaid portion of the Bonus, if any, relating to the calendar year prior to the calendar year of the Employee's death, Disability, termination by the Company for Cause or by the Employee without Good Reason, payable in accordance with Section 4.2;


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

                    (c) in accordance with the Company's policies, any accrued but unused vacation time or paid time off; and

                    (d) expenses reimbursable under Section 4.6 incurred but not yet reimbursed to the Employee to the date of termination.

               For the purposes of this Agreement, "Disability" means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Employee is unable to perform the essential functions of her job with or without reasonable accommodation for a period of (i) ninety (90) consecutive days; or (ii) one hundred eighty (180) days in any one (1) year period.

               For the purposes of this Agreement, "Cause" means, as determined by the Board (or its designee), with respect to conduct during the Employee's employment with the Company, whether or not committed during the Term, (i) commission of a felony by Employee; (ii) acts of dishonesty by Employee resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries; (iii) Employee's material breach of her obligations under this Agreement; (iv) conduct by Employee in connection with her duties hereunder that is fraudulent, unlawful or grossly negligent; (v) engaging in personal conduct by Employee (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which materially discredits or damages the Company or its subsidiaries; (vi) contravention of specific lawful direction from the person or entity to whom the Employee reports or continuing inattention to or continuing failure to adequately perform the duties to be performed by Employee under the terms of Section 3.2 of this Agreement or (vii) breach of the Employee's covenants set forth in Section 6 below before termination of employment; provided, that, the Employee shall have fifteen (15) days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i) above), if curable. A termination for "Cause" shall be effective immediately (or on such other date set forth by the Company).

               For the purposes of this Agreement, "Good Reason" means, without the Employee's consent, (i) a material adverse reduction in Employee's responsibilities or duties; (ii) a reduction in the Employee's Base Salary or bonus opportunity; provided that, the Company may at any time or from time to time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plan or program provided to the Employee for any reason and without the Employee's consent if such modification, suspension or termination
(x) is a result of the underperformance of the Employee or the Company under its business plan, or (y) is consistent with an "across the board" reduction for all similar level executive employees of the Company, and, in each case, is undertaken in the Board's reasonable business judgment acting in good faith and engaging in fair dealing with the Employee; (iii) a requirement that (A) the Employee relocate her personal residence from the Charlotte, N.C. area or (B) the Employee regularly commute to a principal place of business outside the Charlotte, N.C. area (excluding ordinary travel pursuant to Section 3.3), or
(iv) the Company's material breach of the Agreement; provided that a suspension of the Employee and the requirement that the Employee not report to work shall not constitute "Good Reason" if the Employee continues to receive the compensation and benefits required by this Agreement. The Company shall have thirty (30) days after receipt of notice from the Employee in writing specifying the deficiency to cure the deficiency that would result in Good Reason.


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

               5.2 By the Company Without Cause or By the Employee for Good Reason. If during the Term the Company terminates Employee's employment without Cause (which may be done at any time without prior notice) or Employee terminates her employment for Good Reason, upon at least thirty (30) days prior written notice, upon execution without revocation of a valid release agreement in a form reasonably acceptable to the Company and not in violation of any applicable laws (the "Release"), the Employee shall be entitled to receive:

                    (a) the Accrued Benefits;

                    (b) an amount equal to two (2) times the sum of (x) the highest Base Salary received by the Employee with respect to any calendar year during the previous two (2) calendar years of the Term, and (y) the highest Bonus amount received by the Employee with respect to any calendar year during the previous two (2) calendar years of the Term (the "Severance Amount"), payable in twelve (12) equal monthly installments, less standard income and payroll tax withholding and other authorized deductions. Notwithstanding the foregoing, if the Employee is a "specified employee," as such term is defined in
Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code"), (x) one-half (1/2) of the Severance Amount shall be payable six (6) months following the date the Employee's employment terminates and (y) the remainder of the Severance Amount shall be payable in six (6) equal monthly installments thereafter; and

                    (c) if the Employee elects continuing group coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), reimbursement of the cost of such continuation coverage for the earlier of (x) nine (9) months or (y) such earlier date that the Employee is covered under another group health plan, subject to the terms of the plans and applicable law.

          The Company shall have no obligation to provide the benefits set forth above in the event that Employee breaches the provisions of Section 6. For purposes of clarity, the Company's failure to renew the Term pursuant to Section 2 hereof, shall not constitute a termination of the Employee's employment without Cause.

               5.3 Following the Company's Determination Not to Renew the Term. Should the Employee's employment with the Company terminate following the Company's determination not to renew the Term pursuant to Section 2, upon execution without revocation of the Release, the Employee shall be entitled to receive:

                    (a) Accrued Benefits; and

                    (b) an amount equal to the sum of (x) the Employee's Base Salary, and (y) the highest Bonus amount received by the Employee with respect to any calendar year during the previous two (2) calendar years of the Term, payable in a lump sum within thirty (30) days following the effective date of the Release, less standard income and payroll tax withholding and other authorized deductions. Notwithstanding the foregoing, if the Employee is a "specified employee," as such term is defined in Section 409A of the Code, such amount shall be payable no earlier than six (6) months following the date the Employee's employment terminates.


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

                    (c) if the Employee elects continuing group coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), reimbursement of the cost of such continuation coverage for the earlier of (x) nine (9) months or (y) such earlier date that the Employee is covered under another group health plan, subject to the terms of the plans and applicable law.

          The Company shall have no obligation to provide the benefits set forth above in the event that Employee breaches the provisions of Section 6.

               5.4 No Mitigation; No Offset. The Employee shall be under no obligation to seek other employment after her termination of employment with the Company and the obligations of the Company to the Employee which arise upon the termination of her employment pursuant to this Section 5 shall not be subject to mitigation or offset.

               5.5 Removal from any Boards and Position. If the Employee's employment is terminated for any reason under this Agreement, she shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary of the Company or any other board to which she has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

               5.6 Continued Employment Beyond the Expiration of the Term. Unless the parties otherwise agree in writing, continuation of the Employee's employment with the Company beyond the expiration of the Term or following non-renewal of this Agreement by either party shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement, and the Employee's employment may thereafter be terminated at will by either the Employee or the Company; provided that the provisions of Sections 6, 7, 8.5 and 8.10 of this Agreement shall survive any termination of this Agreement or the termination of the Employee's employment hereunder.

          6.   Restrictions and Obligations of the Employee.

               6.1 Confidentiality. (a) During the course of the Employee's employment by the Company (prior to and during the Term), the Employee has had and will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries (the "Protected Parties") which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as "Confidential Information"),


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

and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. "Confidential Information" shall not include information which has been published or disclosed to, or is otherwise generally known to the public (other than through acts of the Employee or representatives of the Employee in violation of this Agreement). The Employee acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Employee shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Employee during the Employee's employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Employee or representatives of the Employee in violation of this Agreement). Except as required by law (including, but not limited to, pursuant to a lawful subpoena) or an order of a court or governmental agency with jurisdiction, the Employee shall not, during the period the Employee is employed by the Company or its subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Employee use it in any way, except in the course of the Employee's employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Employee is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. The Employee shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Employee understands and agrees that the Employee shall acquire no rights to any such Confidential Information.

                    (b) All Company files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, "Business" shall be as defined in Section 6.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by the Employee or otherwise coming into the Employee's possession, shall remain the exclusive property of the Company and its subsidiaries, and the Employee shall not remove any such items from the premises of the Company and its subsidiaries, except in furtherance of the Employee's duties under any employment agreement.

                    (c) It is understood that while employed by the Company or its subsidiaries, the Employee will promptly disclose to it, and assign to it the Employee's interest in any invention, improvement or discovery made or conceived by the Employee, either alone or jointly with others, which arises out of the Employee's employment. At the Company's request and expense, the Employee will assist the Company and its subsidiaries during the period of the Employee's employment by the Company or its subsidiaries and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

                    (d) As requested by the Company and at the Company's expense, from time to time and upon the termination of the Employee's employment with the Company for any reason, the Employee will promptly deliver to the Company and its subsidiaries all copies and embodiments, in whatever form, of all Confidential Information in the Employee's possession or within her control (including, but not limited to, memoranda, records, notes, plans, photographs,


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manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Employee will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

               6.2 Non-Solicitation or Hire. During the Term and for a period of twelve (12) months following the termination of the Employee's employment for any reason, the Employee shall not directly or indirectly willfully solicit or attempt to solicit or induce, directly or indirectly, (a) any party who is a customer of the Company or its subsidiaries, that was known to the Employee, or who was a customer of the Company or its subsidiaries, that was known to the Employee, at any time during the twelve (12) month period immediately prior to the date the Employee's employment terminates, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries, (b) any supplier to or customer or client of the Company or any subsidiary, that was known to the Employee, to terminate, reduce or alter negatively its relationship with the Company or any subsidiary and such supplier, customer or client, or (c) any employee of the Company or any of its subsidiaries or any person who was an employee of the Company or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Employee's employment terminates to terminate such employee's employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Employee, or any other person or any entity in competition with the Business of the Company or any of its subsidiaries.

               6.3  Non-Competition. During the Term and for a period of twelve
(12) months following the termination of Employee's employment by the Company (for any reason), the Employee shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit her name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in the reinsurance business or any other business conducted by the Company or any of its subsidiaries on the date of the Employee's termination of employment or within twelve (12) months of the Employee's termination of employment for which the Employee has performed services, in each case, in the geographic locations where the Company and its subsidiaries engage or propose to engage in such business(es) (the "Business"). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Employee from (a) owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Employee has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Employee in connection with any permissible equity ownership), and (b) serving as an employee, consultant or advisor (or other similar capacity) to an entity engaged in the Business for a unit, division, affiliate or department of such entity that does not engage in the Business in any material respect, so long as


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the Employee is not directly or indirectly involved in the Business activities performed by such entity.

               6.4 Property. The Employee acknowledges that all originals and copies of materials, records and documents generated by her or coming into her possession during her employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries ("Company Property"). During the Term, and at all times thereafter, the Employee shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of her duties under the Agreement. When the Employee's employment with the Company terminates, or upon request of the Company at any time, the Employee shall promptly deliver to the Company all copies of Company Property in her possession or control.

          7. Remedies; Specific Performance. The Parties acknowledge and agree that the Employee's breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Employee hereby consents to the grant of an injunction (temporary or otherwise) against the Employee or the entry of any other court order against the Employee prohibiting and enjoining her from violating, or directing her to comply with any provision of Section 6. The Employee also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against her for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties' remedies for any breach of any restriction on the Employee set forth in Section 6, except as required by law, the Employee shall not be entitled to any payments set forth in Sections 5.2 and 5.3 hereof if the Employee has breached the covenants applicable to the Employee contained in
Section 6, the Employee will immediately return to the Protected Parties any such payments previously received under Sections 5.2 and 5.3 upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.2 and 5.3.

          8.   Other Provisions.

               8.1 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

                    (a) If the Company, to:

                        13840 Ballantyne Corporate Place,
                        Suite 500
                        Charlotte, NC 28277


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                        Attention: General Counsel
                        Telephone:
                        Fax:

                    (b) If the Employee, to the Employee's home address reflected in the Company's records.

               8.2 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, any prior employment agreement between the Employee and the Company and its subsidiaries and affiliates.

               8.3 Representations and Warranties by Employee. The Employee represents and warrants that she is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Employee's ability to perform her obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

               8.4 Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

               8.5  Governing Law, Dispute Resolution and Venue.

                    (a) This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

                    (b) The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. In addition, the parties agree to waive trial by jury.

               8.6 Assignability by the Company and the Employee. This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or


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the Employee without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company. The rights and obligations of the Company under this Agreement shall be binding on any successor entity. The Company agrees that in the event of a Change of Control, any such transaction shall be conditioned upon such successor affirmatively acknowledging its continuing obligations to the Employee under this Agreement.

               8.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

               8.8 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

               8.9 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Employee acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

               8.10 Judicial Modification. If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

               8.11 Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

          IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.


                                     EMPLOYEE



                                     /s/ Meredith Ratajczak
                                     ------------------------------------------
                                     Meredith Ratajczak


                                     SCOTTISH RE (U.S.), Inc.



                                     By: /s/ Paul Goldean
                                         --------------------------------------
                                         Name:  Paul Goldean
                                         Title:  Director